Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (the “Registration Statement”) of Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), of the information contained in our reserve report that is summarized as in our summary letter dated February 20, 2009, relating to the oil and gas reserves and revenue, as of December 31, 2008, of certain interests of the Company, provided however, that we were necessarily unable to verify the estimates from our report since these estimates were combined with those of other firms for other properties and reported in total.
     We hereby consent to all references to our reserve report in the Registration Statement and each Prospectus to which the Registration Statement relates, and further consent to our being named as an expert in the Registration Statement and each Prospectus to which the Registration Statement relates with respect to the matters covered by such report and in giving such report.

LAROCHE PETROLEUM CONSULTANTS, LTD.
By:	/s/ William M. Kazmann
	Name:	William M. Kazmann
	Title:	Senior Partner

November 2, 2009